Exhibit 7.5

ESCROW AGREEMENT

This Escrow Agreement (the “Agreement”) is entered into as of the 3rd day of October, 2011 (the “Effective Date”), by and among Diamond Castle Partners IV, L.P., a Delaware limited partnership, as the Stockholders’ Representative pursuant to Section 8.5 of the Merger Agreement (the “Stockholders’ Representative”), Multi-Color Corporation, an Ohio corporation ( “MCC”), and U.S. Bank, National Association, as escrow agent (“Escrow Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

WITNESSETH

WHEREAS, pursuant to the terms of a Merger and Stock Purchase Agreement dated as of August 26, 2011 by and among MCC, Adhesion Holdings, Inc., a Delaware corporation, (the “Company”), M Acquisition, LLC, a Delaware Limited Liability Company (“Newco”), DLJ South American Partners, L.P., a limited partnership organized under the laws of Ontario, Canada (“DLJ”), and the Stockholders’ Representative (the “Merger Agreement”), the Company merged with and into Newco;

WHEREAS, the Merger Agreement provides that (i) at Closing, 208,333 MCC Shares (the “Company Indemnity Escrow Shares”) shall be deposited by MCC into escrow as security for the obligations of those Persons named on Exhibit A to this Agreement as Indemnifying Company Stockholders (the “Indemnifying Company Stockholders”), and (ii) on April 2, 2012 (the “Maturity Date”), an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) (subject to certain adjustments as described below and in the Merger Agreement, the “DLJ Indemnity Escrow Deposit”), shall be deposited by MCC (on behalf of LabelCorp Holdings) into escrow as security for the obligations of DLJ, in each case under Section 8.2 of the Merger Agreement and to be held and distributed by the Escrow Agent in accordance with the terms of this Agreement;

WHEREAS, the Merger Agreement provides that at Closing, 41,667 MCC Shares (the “Special Environmental Escrow Shares”) shall be deposited by MCC into escrow as security for the obligations of the Indemnifying Company Stockholders related to Special Owned Site Environmental Liabilities and to be held and distributed by the Escrow Agent in accordance with the terms of this Agreement;

WHEREAS, the Merger Agreement provides that (i) at Closing, (a) cash in the amount of Four Million Eight Hundred Twelve Thousand One Hundred Sixty and 35/100 Dollars ($4,812,160.35) (the “Adjustment Company Escrow Cash”) and (b) 7,827 MCC Shares (the “Adjustment Company Escrow Shares”) shall be deposited by MCC into escrow as security for the obligations of the Indemnifying Company Stockholders under Section 2.14 of the Merger Agreement and (ii) if the Determination Date has not occurred on or prior to the Maturity Date, on the Maturity Date, an amount equal to One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (subject to certain adjustments as described in the Merger Agreement, the “DLJ Adjustment Escrow Deposit”), shall be deposited by MCC (on behalf of LabelCorp Holdings) into escrow as security for the obligations of DLJ under Section 3.2 of the Merger Agreement, in each case to be held and distributed by the Escrow Agent in accordance with the terms of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Designation and Delivery. MCC and Stockholders’ Representative hereby designate U.S. Bank, National Association, as “Escrow Agent” under this Agreement and the Escrow Agent agrees to act as “Escrow Agent” in accordance with the terms, conditions and instructions contained in this Agreement. MCC, in accordance with the terms of Section 2.3(c) of the Merger Agreement, hereby delivers to the Escrow Agent (i) the Adjustment Company Escrow Cash by wire transfer of immediately available funds to an account designated by Escrow Agent, and (ii) evidence that the Company Indemnity Escrow Shares, the Special Environmental Escrow Shares and the Adjustment Company Escrow Shares (collectively with the Adjustment Company Escrow Cash, the “York Deposit”) have been issued in the name of the Escrow Agent (for the benefit of the Indemnifying Company Stockholders). MCC, in accordance with the terms of Section 3.1(d) of the Merger Agreement, shall, on the Maturity Date, deposit with the Escrow Agent pursuant to the terms of the Escrow Agreement, on behalf of DLJ, (x) the DLJ Indemnity Escrow Deposit and (y) if the Determination Date has not occurred on or prior to the Maturity Date, the DLJ Adjustment Escrow Deposit (the “DLJ Deposit”).

2. Escrow Funds.

(a)	(A) The parties shall cause (i) all interest and gains earned or realized (“Earnings”) on the Adjustment Company Escrow Cash and (ii) all stock dividends, distributions in the form of securities (including shares distributed in a stock split) and any proceeds from any sale or liquidation (excluding cash dividends or other cash distributions) (“Stock Dividends and Proceeds”) with respect to the Adjustment Company Escrow Shares to be added to the York Deposit. The Adjustment Company Escrow Cash, together with the Earnings related thereto, and the Adjustment Company Escrow Shares, together with the Stock Dividends and Proceeds related thereto, are collectively referred to herein as the “York Adjustment Escrow Fund.”

(B) The parties shall cause all Stock Dividends and Proceeds with respect to the Company Indemnity Escrow Shares to be added to the York Deposit. The Company Indemnity Escrow Shares, together with the Stock Dividends and Proceeds related thereto, are collectively referred to herein as the “General York Escrow Fund.”

(C) The parties shall cause all Stock Dividends and Proceeds with respect to the Special Environmental Escrow Shares to be added to the York Deposit. The Special Environmental Escrow Shares, together with the Stock Dividends and Proceeds related thereto, are collectively referred to herein as the “Special Environmental Escrow Fund” (and together with the York

Adjustment Escrow Fund and the General York Escrow Fund, the “York Escrow Fund”).

(D) The Escrow Agent will distribute any cash dividends or other cash distributions received by the Escrow Agent with respect to the Company Indemnity Escrow Shares, Special Environmental Escrow Shares or Adjustment Company Escrow Shares to the Indemnifying Company Stockholders (based on their Pro Rata Share thereof as specified on Exhibit A) within five (5) Business Days after the date of receipt.

(b)	The parties shall cause all Earnings on the DLJ Indemnity Escrow Deposit and the DLJ Adjustment Escrow Deposit to be added to the DLJ Deposit. The DLJ Adjustment Escrow Deposit, together with the Earnings related thereto, is referred to herein as the “DLJ Adjustment Escrow Fund.” The DLJ Indemnity Escrow Deposit, together with the Earnings related thereto, is referred to herein as the “General DLJ Escrow Fund” (and together with the DLJ Adjustment Escrow Fund and the York Escrow Fund, the “Escrow Funds”).

(c)	The Escrow Agent shall establish separate accounts for each of the Escrow Funds. The Escrow Agent will invest the cash portion of the Escrow Funds (including (w) the Adjustment Company Escrow Cash and any Earnings related thereto, (x) the DLJ Adjustment Escrow Fund and the General DLJ Escrow Fund, (y) the proceeds from any sale or liquidation of Company Indemnity Escrow Shares, Special Environmental Escrow Shares or Adjustment Company Escrow Shares and (z) any cash dividends or other cash distributions with respect to Company Indemnity Escrow Shares, Special Environmental Escrow Shares or Adjustment Company Escrow Shares pending their distribution), in (i) obligations of the United States government, its agencies or independent departments, (ii) certificates of deposit issued by a banking institution, (iii) an interest-bearing account of a banking institution, or (iv) money market funds rated AA+ or better which are authorized to invest in short term securities issued, or guaranteed as to principal and interest, by the U.S. Government and repurchase agreements with respect to such securities (including any money market fund managed by the Escrow Agent and any of its affiliates) (collectively, the “Permitted Investments”) as directed by the Stockholders’ Representative in writing.

(d)

Any MCC Shares received as stock dividends (or as a result of a stock split) with respect to Company Indemnity Escrow Shares, Special Environmental Escrow Shares or Adjustment Company Escrow Shares shall be treated for purposes of this Agreement as Company Indemnity Escrow Shares, Special Environmental Escrow Shares or Adjustment Company Escrow Shares, as

applicable. If the York Adjustment Escrow Fund, the General York Escrow Fund or the Special Environmental Escrow Fund contains the proceeds from any sale or liquidation of Company Indemnity Escrow Shares, Special Environmental Escrow Shares or Adjustment Company Escrow Shares or distribution in the form of securities other than MCC Shares, such proceeds shall be distributed as provided in Section 5(m).

3. Closing Consideration Adjustment.

(a)	Upon determination of the Adjustment Amount in accordance with Section 2.14 of the Merger Agreement, the Stockholders’ Representative and MCC shall each execute joint written directions to the Escrow Agent instructing the Escrow Agent to distribute the Adjustment Company Escrow Cash and the Adjustment Company Escrow Shares, and if required, Company Indemnity Escrow Shares, in accordance with Section 2.14 of the Merger Agreement and specifying the portion of the Adjustment Escrow Cash and the number of such MCC Shares to be distributed to each Person (the “York Adjustment Notice”).

(b)	No later than the third (3rd) Business Day after receipt by the Escrow Agent of the York Adjustment Notice, the Escrow Agent shall distribute such amounts of Adjustment Company Escrow Cash and/or such number of Adjustment Company Escrow Shares, and if required, Company Indemnity Escrow Shares, to MCC and/or the Indemnifying Company Stockholders (based on their Pro Rata Share thereof as specified on Exhibit A), as directed in the York Adjustment Notice.

(c)	Upon determination of the DLJ Adjustment Amount in accordance with Section 3.2 of the Merger Agreement, if after the Maturity Date, the Stockholders’ Representative and MCC shall each execute joint written directions to the Escrow Agent (the “DLJ Adjustment Notice”) instructing the Escrow Agent to distribute amounts from the DLJ Escrow Fund in accordance with Section 3.2 of the Merger Agreement.

(d)	No later than the third (3rd) Business Day after receipt by the Escrow Agent of the DLJ Adjustment Notice, the Escrow Agent shall distribute such amounts of the DLJ Adjustment Escrow Deposit, and if required, a portion of the DLJ Indemnity Escrow Deposit, to MCC (on behalf of LabelCorp Holdings) and/or DLJ, as directed in the DLJ Adjustment Notice.

4. Presentation and Payment of Claims.

(a)	At any time prior to the Final Distribution Date (as defined below), MCC (on behalf of any MCC Indemnified Party) may, from time to time deliver, in accordance with Section 10 of this Agreement, to the Escrow Agent and the Stockholders’ Representative a written notice demanding payment in connection with a claim pursuant to Article VIII of the Merger Agreement (each such notice, a “Demand”), which Demand shall state (i) a good faith estimate of the dollar amount of the Losses for which indemnification is being sought under the Merger Agreement, (ii) a good faith allocation (expressed in dollars) of such Losses between DLJ and the Indemnifying Company Stockholders in accordance with the Merger Agreement and (iii) if all or a portion of such claim relates to Special Owned Site Environmental Liabilities, the amount of such Losses attributable to such claim (each, a “Claim”). The Escrow Agent shall have no obligation to verify the validity of any Claim, the amount of any Losses or whether any portion of the Claim relates to Special Owned Site Environmental Liabilities or otherwise.

(b)	The Stockholders’ Representative may reply to any Demand made under Section 4(a) of this Agreement by written notice delivered in accordance with Section 10 of this Agreement to MCC with a copy to the Escrow Agent, which notice shall state whether the Stockholders’ Representative agrees or disagrees that the Claim asserted by MCC is a valid Claim under the Merger Agreement, agrees or disagrees with respect to the amount of the Claim and the proposed allocation of such Losses between DLJ and the Indemnifying Company Stockholders and agrees or disagrees with the treatment of such claim as a Special Owned Site Environmental Liability. If, within forty five (45) calendar days after the later of the date of receipt by the Escrow Agent or the Stockholders’ Representative of the Demand from MCC, the Escrow Agent has not received a written notice from the Stockholders’ Representative, delivered in accordance with Section 10 of this Agreement, that asserts that a dispute exists with respect to such Claim or a portion thereof (a “Dispute Notice”), then:

(i)	the Stockholders’ Representative shall be deemed to have irrevocably agreed with such Claim;

(ii)	to the extent the Indemnifying Company Stockholders are identified in the Claim as being liable for Losses specified in such Claim which are not identified as a Special Owned Site Environmental Liability, the Escrow Agent shall release to MCC from the General York Escrow Fund the number of Company Indemnity Escrow Shares equal to the quotient obtained by dividing the portion of the Claim allocable to the Indemnifying Company Stockholders by the MCC Stock Price (determined as of the fourth Business Day preceding such release in accordance with Section 4(g) hereof);

(iii)	to the extent the Indemnifying Company Stockholders are identified in the Claim as being liable for Losses specified in such Claim which are identified as Special Owned Site Environmental Liabilities, (A) the Escrow Agent shall first release to MCC from the Special Environmental Escrow Fund the number of Special Environmental Escrow Shares equal to the quotient obtained by dividing the portion of the Claim allocable to the Indemnifying Company Stockholders by the MCC Stock Price (determined as of the fourth Business Day preceding such release in accordance with Section 4(g) hereof), and (B) to the extent such Losses exceed the remaining amount of the Special Environmental Escrow Fund, the Escrow Agent shall then release to MCC from the General York Escrow Fund the number of Company Indemnity Escrow Shares equal to the quotient obtained by dividing the amount of such excess by the MCC Stock Price (determined as of the fourth Business Day preceding such release in accordance with Section 4(g) hereof); and

(iv)	to the extent DLJ is identified in the Claim as being liable for the Losses specified therein, then (x) if on or prior to the Maturity Date, the DLJ Indemnity Escrow Deposit to be deposited hereunder on the Maturity Date shall be decreased by the amount of the portion of the Claim allocable to DLJ and (y) if after the Maturity Date, then the Escrow Agent shall release to MCC from the DLJ Indemnity Escrow Deposit an amount equal to the portion of the Claim allocable to DLJ.

If in the Dispute Notice the Stockholders’ Representative acknowledges that a portion of the Claim is a valid Claim and agrees with the dollar amount attributable to such portion of the Claim and the allocation of such Losses between DLJ and the Indemnifying Company Stockholders (the “Agreed Amount”), then:

(i)	for Claims which are agreed not to arise from Special Owned Site Environmental Liabilities, the Escrow Agent shall release to MCC the number of Company Indemnity Escrow Shares equal to the quotient obtained by dividing the portion of the Agreed Amount allocable to the Indemnifying Company Stockholders by the MCC Stock Price (determined as of the fourth Business Day preceding such release in accordance with Section 4(g) hereof);

(ii)

for Claims which are agreed to arise from Special Owned Site Environmental Liabilities, (A) the Escrow Agent shall release to MCC the number of Special Environmental Escrow Shares equal to the quotient obtained by dividing the portion of the Agreed Amount allocable to the Indemnifying Company Stockholders by the MCC

Stock Price (determined as of the fourth Business Day preceding such release in accordance with Section 4(g) hereof), and (B) to the extent such Losses exceed the remaining amount of the Special Environmental Escrow Fund, the Escrow Agent shall release to MCC the number of Company Indemnity Escrow Shares equal to the quotient obtained by dividing the amount of such excess by the MCC Stock Price (determined as of the fourth Business Day preceding such release in accordance with Section 4(g) hereof); and

(iii)	(A) if on or prior to the Maturity Date, the DLJ Indemnity Escrow Deposit to be deposited hereunder on the Maturity Date shall be decreased by the amount of the portion of the Agreed Amount allocable to DLJ and (B) if after the Maturity Date, then the Escrow Agent shall release to MCC from the DLJ Indemnity Escrow Deposit an amount equal to the portion of the Agreed Amount allocable to DLJ.

(c)	If a Dispute Notice is delivered in accordance with Section 4(b) of this Agreement by the Stockholders’ Representative, then the amount of the Claim less the Agreed Amount (if any) as released to MCC, shall be treated as a disputed claim (the “Disputed Claim”) and the Escrow Agent shall not release any Company Indemnity Escrow Shares, any Special Environmental Escrow Shares or any portion of the DLJ Indemnity Escrow Deposit to MCC, and, if prior to the Maturity Date, the amount of the DLJ Indemnity Escrow Deposit to be deposited on the Maturity Date shall not be reduced, in each case, in respect of such Disputed Claim, until the earlier to occur of (i) the Escrow Agent’s receipt of a joint written direction executed by the Stockholders’ Representative and MCC with respect to such Claim, the allocation of such Losses between DLJ and the Indemnifying Company Stockholders and the allocation of such Losses as Special Owned Site Environmental Liabilities if applicable (a “Joint Written Instruction”), or (ii) the Escrow Agent’s receipt of a final, non-appealable judgment, order or decree of a court or other judicial body of competent jurisdiction that decided the underlying Claim and the allocation of such Losses with respect to such amount (the “Final Judgment”). The Escrow Agent may receive and conclusively rely upon an opinion of counsel to the effect that such Final Judgment is final, non-appealable and from a court of competent jurisdiction.

(d)

A reserve (consisting of assets in the General York Escrow Fund) shall be maintained in respect of the portion of the Disputed Claims allocable to the Indemnifying Company Stockholders (other than with respect to any Special Owned Site Environmental Liabilities) (which shall be referred to as the “General York Reserve”) and a reserve (consisting of assets in the General

DLJ Escrow Fund) shall be maintained in respect of the portion of the Disputed Claims allocable to DLJ (which shall be referred to as the “DLJ Reserve”). A separate reserve (consisting of assets in the Special Environmental Escrow Fund) shall be maintained for purposes of Special Owned Site Environmental Liabilities (the “Special Environmental Reserve”) in an amount equal to 150% of the Estimated Remediation Expense (as defined in the Merger Agreement) or, until such time as the Estimated Remediation Expense has been determined in accordance with the Merger Agreement, such amount which MCC has notified the Escrow Agent is (and which MCC represents and covenants to the Stockholders’ Representative will be) 150% of MCC’s good faith estimate of the Estimated Remediation Expense. Promptly upon determination of the Estimated Remediation Expense in accordance with the Merger Agreement, MCC and the Stockholders’ Representative shall notify the Escrow Agent of the Estimated Remediation Expense by delivery of a joint written notice executed by MCC and the Stockholders’ Representative (the “Joint Estimated Remediation Expense Notice”). To the extent the amount of the Special Environmental Reserve exceeds the aggregate value of the Special Environmental Escrow Shares (valued at the MCC Stock Price as of the date the amount of the Estimated Remediation Expense is determined pursuant to Section 6.15 of the Merger Agreement), the amount of such excess shall be treated as part of the General York Reserve. The Joint Estimated Remediation Expense Notice shall set forth the MCC Stock Price as of the date of determination of the Estimated Remediation Expense. The allocation of the dollar amount of a Disputed Claim to the General York Reserve and the DLJ Reserve shall be consistent with the allocation of applicable Losses as set forth in the Claim unless a Dispute Notice disputes the proportional allocation (as opposed to or in addition to the aggregate amount) of the Losses set forth in the Claim, in which case the General York Reserve and the DLJ Reserve shall each reflect the maximum amount of such Losses allocable to either the Company Indemnifying Stockholders or DLJ assuming the Claim is ultimately paid in full in accordance with the proportionate allocations set forth in each of the Claim and the Dispute Notice.

(e)	If either a Joint Written Instruction or a Final Judgment with respect to any such Disputed Claim sets forth any dollar amount that is to be paid in favor of MCC (“Required Amount”), then:

(i)

for Claims which are determined not to arise from Special Owned Site Environmental Liabilities, to the extent the Indemnifying Company Stockholders are liable for such Losses, the Escrow Agent shall release to MCC from the General York Escrow Fund, within three (3) Business Days after Escrow Agent’s receipt of such Joint

Written Instruction or Final Judgment, the number of Company Indemnity Escrow Shares equal to the quotient obtained by dividing the portion of the Required Amount allocable to the Indemnifying Company Stockholders in respect of such Losses by the MCC Stock Price (determined as of the fourth Business Day preceding such release in accordance with Section 4(g) hereof);

(ii)	for Claims which are determined to arise from Special Owned Site Environmental Liabilities, to the extent the Indemnifying Company Stockholders are liable for such Losses, (A) the Escrow Agent shall release to MCC from the Special Environmental Escrow Fund, within three (3) Business Days after Escrow Agent’s receipt of such Joint Written Instruction or Final Judgment, the number of Special Environmental Escrow Shares equal to the quotient obtained by dividing the portion of the Required Amount allocable to the Indemnifying Company Stockholders in respect of such Losses by the MCC Stock Price (determined as of the fourth Business Day preceding such release in accordance with Section 4(g) hereof), and (B) to the extent the remaining amount of the Special Environmental Escrow Fund is insufficient to satisfy any such Losses, the Escrow Agent shall release to MCC from the General York Escrow Fund, within three (3) Business Days after Escrow Agent’s receipt of such Joint Written Instruction or Final Judgment, the number of Company Indemnity Escrow Shares equal to the quotient obtained by dividing the dollar amount of such insufficiency by the MCC Stock Price (determined as of the fourth Business Day preceding such release in accordance with Section 4(g) hereof); and

(iii)	to the extent DLJ is liable for such Losses, (A) if on or prior to the Maturity Date, the DLJ Indemnity Escrow Deposit to be deposited hereunder on the Maturity Date shall be decreased by the amount of the portion of the Required Amount allocable to DLJ and (B) if after the Maturity Date, then the Escrow Agent shall release to MCC from the DLJ Indemnity Escrow Deposit, within three (3) Business Days after Escrow Agent’s receipt of such Joint Written Instruction or Final Judgment, an amount equal to the portion of the Required Amount allocable to DLJ.

If either a Joint Written Instruction or a Final Judgment with respect to any such Disputed Claim (or the Joint Estimated Remediation Expense Notice, any Completion Notice or any Joint Final Remediation Indemnification Notice, which shall be considered Joint Written Instructions for purposes of this paragraph) sets forth any dollar amount in respect of which amounts were previously reserved as a part of the General York Reserve or the DLJ Reserve that is not owed to MCC, then:

(i)	the Escrow Agent shall reduce the General York Reserve and the DLJ Reserve by the portion of such reserves related to the applicable Disputed Claim or other matter for which amounts are no longer owed;

(ii)	if the Initial Distribution Date has occurred but the Final Distribution Date has not yet occurred, then the Escrow Agent shall release (A) to the Indemnifying Company Stockholders (based on their Pro Rata Share thereof as specified on Exhibit A) from the General York Escrow Fund, within three (3) Business Days after Escrow Agent’s receipt of such Joint Written Instruction or Final Judgment, an aggregate number of Company Indemnity Escrow Shares equal to the quotient obtained by dividing (x) the excess, if any, of the dollar value of any remaining Company Indemnity Escrow Shares in the General York Escrow Fund (valued at the MCC Stock Price (determined as of the fourth Business Day preceding such release or proposed release in accordance with Section 4(g) hereof)) over the sum of any remaining General York Reserve and Two Million Five Hundred Thousand Dollars ($2,500,000) by (y) the MCC Stock Price (determined as of the fourth Business Day preceding such release or proposed release in accordance with Section 4(g) hereof) and (B) to DLJ from the DLJ Escrow Fund, within three (3) Business Days after Escrow Agent’s receipt of such Joint Written Instruction or Final Judgment, an aggregate amount equal to the excess, if any, of the dollar value of the DLJ Indemnity Escrow Deposit (including any Earnings) in the DLJ Escrow Fund over the sum of the remaining DLJ Reserve and One Million Two Hundred and Fifty Thousand Dollars ($1,250,000); and

(iii)

if the Final Distribution Date has occurred, then the Escrow Agent shall release (A) to the Indemnifying Company Stockholders (based on their Pro Rata Share thereof as specified on Exhibit A) from the General York Escrow Fund, within three (3) Business Days after Escrow Agent’s receipt of such Joint Written Instruction or Final Judgment, an aggregate number of Company Indemnity Escrow Shares equal to the quotient obtained by dividing (x) the excess, if any, of the dollar value of any remaining Company Indemnity Escrow Shares in the General York Escrow Fund (valued at the MCC Stock

Price (determined as of the fourth Business Day preceding such release or proposed release in accordance with Section 4(g) hereof)) over any remaining General York Reserve by (y) the MCC Stock Price (determined as of the fourth Business Day preceding such release or proposed release in accordance with Section 4(g) hereof) and (B) to DLJ from the DLJ Escrow Fund, within three (3) Business Days after Escrow Agent’s receipt of such Joint Written Instruction or Final Judgment, an aggregate amount equal to the excess, if any, of the dollar value of any remaining DLJ Indemnity Escrow Deposit (including any Earnings) in the DLJ Escrow Fund over any remaining DLJ Reserve.

If at any time from and after the Final Distribution Date the General York Reserve or the DLJ Reserve shall be reduced to zero, the Escrow Agent shall release to the Indemnifying Company Stockholders (based on their Pro Rata Share thereof as specified on Exhibit A) or to DLJ within three (3) Business Days of the date of such occurrence any remaining Company Indemnity Escrow Shares or DLJ Indemnity Escrow Deposit (including any Earnings) in the General York Escrow Fund or the DLJ Escrow Fund, respectively. The Escrow Agent shall be permitted to conclusively rely on either the Joint Written Instruction or the Final Judgment.

(f)	MCC agrees and acknowledges that nothing contain herein shall in any way be deemed to extend the survival period of the representations, warranties, covenants and other agreements contained in the Merger Agreement or the survival period for asserting any Claims with respect to any Special Indemnification Matter, Special Leased Site Environmental Liabilities or Special Owned Site Environmental Liabilities. MCC further agrees and acknowledges that no Demand hereunder may be delivered for a breach of a representation, warranty covenant or agreement contained in the Merger Agreement after the expiration of the applicable survival period under Section 8.1 of the Merger Agreement and that no Demand hereunder may be delivered with respect to any Special Indemnification Matter, Special Leased Site Environmental Liabilities or Special Owned Site Environmental Liabilities after the expiration of the applicable survival period under Section 8.2(f) of the Merger Agreement.

(g)

For purposes of this Agreement, “MCC Stock Price” means as of any date of determination, the average of the daily volume weighted average prices per MCC Share on The NASDAQ Stock Market (or on the principal exchange on which the MCC Shares are then traded or quoted) for each of the thirty (30) consecutive days on which The NASDAQ Stock Market (or such other exchange) is open for trading immediately prior to such date (as reported by NASDAQ, or if unavailable, by another authoritative source). Upon the request of the Escrow Agent, as soon as reasonably practicable and in no event more than one (1) Business Day after such request, MCC and the Stockholders’ Representative shall provide to the Escrow Agent their joint determination of the MCC Stock Price as of the applicable date. The Escrow Agent shall be fully protected in its reliance on the MCC Stock Price set forth on such joint notice. Each of MCC and the Stockholders’ Representative shall cooperate and act reasonably and in good faith in determining the MCC Stock Price pursuant to this Section 4(g) and shall use commercially reasonable efforts to ensure that a joint determination thereof is delivered to the Escrow Agent prior to any release of MCC Shares contemplated hereunder or as otherwise requested by the Escrow Agent or reasonably required to allow the Escrow Agent to perform its duties hereunder.

5. Distributions and Payments.

(a)	On the first anniversary of the date of this Agreement, or, if such date does not fall on a Business Day, on the next succeeding Business Day (the “Initial Distribution Date”), the Escrow Agent shall release to the Indemnifying Company Stockholders (based on their Pro Rata Share thereof as specified on Exhibit A) the portion of the Company Indemnity Escrow Shares by which the number of Company Indemnity Escrow Shares then held in the General York Escrow Fund exceed the number of MCC Shares calculated as follows: (i) the sum of (A) the aggregate dollar amount of the General York Reserve, if any, as of the Initial Distribution Date; plus (B) the aggregate dollar amount of Claims for Losses (other than Claims in respect of Special Owned Site Environmental Liabilities) under Demands delivered less than forty five (45) days prior to the Initial Distribution Date, if any, that are attributable to the Indemnifying Company Stockholders under such Claim to the extent the Escrow Agent has not received from the Stockholders’ Representative a Dispute Notice with respect thereto as of the Business Day immediately preceding the Initial Distribution Date; plus (C) Two Million Five Hundred Thousand Dollars ($2,500,000); divided by (ii) the MCC Stock Price determined as of the fourth Business Day preceding the Initial Distribution Date in accordance with Section 4(g) hereof

(b)	On the Initial Distribution Date, the Escrow Agent shall release to DLJ an aggregate amount equal to the excess, if any, of the dollar value of the DLJ Indemnity Escrow Deposit (including any Earnings) in the DLJ Escrow Fund over the sum of (A) the aggregate dollar amount of the DLJ Reserve, if any, as of the Initial Distribution Date; plus (B) the aggregate dollar amount of Claims for Losses under Demands delivered less than forty five (45) days prior to the Initial Distribution Date, if any, that are attributable to DLJ under such Claim to the extent the Escrow Agent has not received from the Stockholders’ Representative a Dispute Notice with respect thereto as of the Business Day immediately preceding the Initial Distribution Date; plus (C) One Million Two Hundred and Fifty Thousand Dollars ($1,250,000).

(c)	On the second anniversary of the date of this Agreement or, if such date does not fall on a Business Day, on the next succeeding Business Day (the “Final Distribution Date”), the Escrow Agent shall release to the Indemnifying Company Stockholders (based on their Pro Rata Share thereof as specified on Exhibit A), all remaining Company Indemnity Escrow Shares then held by the Escrow Agent in the General York Escrow Fund less the number of MCC Shares calculated as follows: (i) the sum of (A) the aggregate dollar amount of the General York Reserve, if any, as of the Final Distribution Date and (B) the aggregate dollar amount of Claims for Losses (other than Claims in respect of Special Owned Site Environmental Liabilities) under Demands delivered less than forty five (45) days prior to the Final Distribution Date, if any, that are attributable to the Company Indemnifying Stockholders under such Claim to the extent the Escrow Agent has not received from the Stockholders’ Representative a Dispute Notice with respect thereto as of the Business Day immediately preceding the Final Distribution Date; divided by (ii) the MCC Stock Price determined as of the fourth Business Day preceding the Final Distribution Date in accordance with Section 4(g) hereof. Any such General York Reserve (plus the amounts in respect of the foregoing clause (i)(B) that are added to such General York Reserve after the Stockholders’ Representative’s timely delivery of a Dispute Notice following the Final Distribution Date, if any) shall be distributed in accordance with Section 4(e) of this Agreement.

(d)	On the Final Distribution Date, the Escrow Agent shall release to DLJ an aggregate amount equal to the excess, if any, of the dollar value of DLJ Indemnity Escrow Deposit (including any Earnings) in the DLJ Escrow Fund over the sum of (A) the aggregate dollar amount of the DLJ Reserve, if any, as of the Final Distribution Date and (B) the aggregate dollar amount of Claims for Losses under Demands delivered less than forty five (45) days prior to the Final Distribution Date, if any, that are attributable to DLJ under such Claim to the extent the Escrow Agent has not received from the Stockholders’ Representative a Dispute Notice with respect thereto as of the Business Day immediately preceding the Final Distribution Date. Any such DLJ Reserve (plus the amounts in respect of the foregoing clause (B) that are added to such DLJ Reserve after the Stockholders’ Representative’s timely delivery of a Dispute Notice following the Final Distribution Date, if any) shall be distributed in accordance with Section 4(e) of this Agreement.

(e)

Within three (3) Business Days after receipt by the Escrow Agent of the Joint Estimated Remediation Expense Notice, the Escrow Agent shall release to the Indemnifying Company Stockholders (based on their Pro Rata Share thereof as specified on Exhibit A) the portion of the Special Environmental Escrow Shares, if any, by which the number of Special Environmental Escrow Shares then held in the Special Environmental Escrow Fund exceeds the number of MCC Shares calculated as follows: (i) the aggregate dollar amount of the Special Environmental

Escrow Shares then held in the Special Environmental Escrow Fund exceeds the number of MCC Shares calculated as follows: (i) the aggregate dollar amount of the Special Environmental Reserve, if any, divided by (ii) the MCC Stock Price set forth in the Joint Estimated Remediation Expense Notice.

(f)	Within three (3) Business Days after the date that a Completion Notice is delivered to the Escrow Agent pursuant to Section 6.15 of the Merger Agreement (which Completion Notice shall clearly state that it is a “Completion Notice” and is being delivered to the Escrow Agent pursuant to Section 5(f) of this Escrow Agreement), the Escrow Agent shall release to the Indemnifying Company Stockholders (based on their Pro Rata Share thereof as specified on Exhibit A) the portion of the Special Environmental Escrow Shares, if any, by which the number of Special Environmental Escrow Shares then held in the Special Environmental Escrow Fund exceeds the number of MCC Shares calculated as follows: (i) the aggregate dollar amount of Losses indemnifiable under the Merger Agreement and identified in the Completion Notice divided by (ii) the MCC Stock Price determined as of the date of the Completion Notice in accordance with Section 4(g) hereof.

(g)	Within three (3) Business Days after the date the amount of the Final Remediation Expense is determined pursuant to Section 6.15 of the Merger Agreement, MCC and the Stockholders’ Representative shall notify the Escrow Agent of the amount indemnifiable by the Indemnifying Company Stockholders under the Merger Agreement in respect of the Final Remediation Expense by delivery of a joint written notice executed by MCC and the Stockholders’ Representative (the “Joint Final Remediation Indemnification Notice”). The Joint Final Remediation Indemnification Notice shall set forth the MCC Stock Price as of the third Business Day preceding the date of such notice. Within three (3) Business Days after receipt by the Escrow Agent of the Joint Final Remediation Indemnification Notice, the Escrow Agent shall release to the Indemnifying Company Stockholders (based on their Pro Rata Share thereof as specified on Exhibit A) the portion of the Special Environmental Escrow Shares, if any, by which the number of Special Environmental Escrow Shares then held in the Special Environmental Escrow Fund exceeds the number of MCC Shares calculated as follows: (i) the dollar amount indemnifiable by the Indemnifying Company Stockholders under the Merger Agreement set forth in the Joint Final Remediation Indemnification Notice divided by (ii) the MCC Stock Price set forth in the Joint Final Remediation Indemnification Notice.

(h)	Other than pursuant to the terms set forth herein, the Escrow Agent shall make such distributions to the Indemnifying Company Stockholders, DLJ or

MCC (and the amount of the DLJ Indemnity Escrow Deposit to be deposited on the Maturity Date shall be reduced) only as shall be specified in a Joint Written Instruction or Final Judgment delivered to the Escrow Agent.

(i)	Any release of Company Indemnity Escrow Shares, Special Environmental Escrow Shares or Adjustment Company Escrow Shares to the Indemnifying Company Stockholders shall be made by the registration of the transfer of such shares on the books of MCC. In the event of any such release of shares registered in the name of the Escrow Agent, the Escrow Agent shall, to the extent reasonably required to effect such release, deliver to the designated party an appropriate stock power executed in blank by the Escrow Agent, completed with the amount of Company Indemnity Escrow Shares, Special Environmental Escrow Shares or Adjustment Company Escrow Shares being released to such party. If any MCC Shares are released hereunder to any Indemnifying Company Stockholder, MCC shall, or shall cause its agent to, register in its books such MCC Shares in the name of such Indemnifying Company Stockholder. Notwithstanding anything to the contrary, a release of any Company Indemnity Escrow Shares, Special Environmental Escrow Shares or Adjustment Company Escrow Shares in accordance with this Agreement shall be valid and shall have full force and effect even in the absence of delivery of a stock power by the Escrow Agent. The Escrow Agent shall bear no liability for the failure of MCC, its agents (including its transfer agent) or any other Person to promptly effect the transfer of such MCC Shares in a timely manner and its sole obligation shall be to make commercially reasonable efforts to cause such transfer to occur in accordance with the terms of this Agreement. Any release of cash hereunder shall be made by the issuance of a check from the Escrow Agent to the designated party to the address provided for such person in accordance with Section 10, or at the election of the Escrow Agent, in its sole discretion, wire transfer of immediately available funds to an account designated by the intended recipient; provided that any release of cash to DLJ or to Diamond Castle Partners IV, L.P., Diamond Castle Partners IV-A, L.P. or Deal Leaders Fund, L.P. (collectively, the “Diamond Castle Entities”) shall be made by wire transfer of immediately available funds to the applicable accounts set forth in Exhibit B hereto (or such other accounts designated by DLJ or such Diamond Castle Entities to the Escrow Agent by written notice delivered in accordance with Section 10 hereof).

(j)

To the extent any fractional shares of MCC Shares are required to be released by the Escrow Agent under Sections 3, 4 or 5 of this Agreement, in lieu of any fractional shares, Indemnifying Company Stockholders who would otherwise have been entitled to receive a fraction of an MCC Share will be paid an amount in cash (without interest) equal to such holder’s respective proportionate interest in the net proceeds from the repurchase by MCC of the aggregate fractional MCC Shares which would otherwise be released. Prior to any such release, the Escrow Agent shall determine the excess of (i) the number of MCC Shares to be distributed to each Indemnifying Company Stockholder (without excluding fractional shares), over (ii) the aggregate number of whole MCC Shares to be distributed to such Indemnifying Company Stockholder (excluding fractional shares) (the aggregate amount of such excess for all Indemnifying Company Stockholders being collectively called the “Fractional MCC Shares”). MCC shall as promptly as reasonably practicable repurchase the Fractional MCC Shares at the MCC Stock Price as determined for the applicable release of MCC Shares to the Company Stockholders. Until the net proceeds of such repurchases have been distributed to the Indemnifying Company Stockholders to whom fractional shares of MCC otherwise would have been released, the Escrow Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to Indemnifying Company Stockholders in lieu of any fractional shares of MCC, the Escrow Agent shall distribute such amounts to such Indemnifying Company Stockholders. To the extent any fractional shares of MCC Shares are required to be released by the Escrow Agent to MCC under Sections 3, 4 or 5 of this Agreement or repurchased by MCC pursuant to this Section 5(j), in lieu of any fractional MCC Shares that would have otherwise been released or repurchased, the Escrow Agent shall cause to be released to MCC such whole number of MCC Shares as is equal to the precise number of MCC Shares to which MCC would otherwise be entitled or that it would have been required to repurchase, rounded up or down to the nearest whole number (with a fractional interest equal to .5 rounded to the nearest odd number).

(k)	While Company Indemnity Escrow Shares, Special Environmental Escrow Shares or Adjustment Company Escrow Shares remain in the Escrow Agent’s possession pursuant to this Agreement, the Escrow Agent shall vote all such shares as directed by the applicable Indemnifying Company Stockholder who would have been entitled to distribution of such shares pursuant to Section 2.3(b) of the Merger Agreement had such shares not been delivered to the General York Escrow Fund or the Special Environmental Escrow Fund, as applicable. The Escrow Agent shall forward, or cause to be forwarded, copies of any proxies, proxy statements, and other soliciting materials addressed to shareholders of MCC to the Indemnifying Company Stockholders.

(l)

Notwithstanding any other provision of this Agreement, if the Escrow Funds contain the proceeds from any sale or liquidation of Company Indemnity Escrow Shares, Special Environmental Escrow Shares or Adjustment Company Escrow Shares or distributions in the form of securities other than MCC Shares, at the time when any distribution is to occur hereunder, such proceeds (including any securities held in the Escrow Funds other than MCC Shares) shall be treated as a number of Company Indemnity Escrow Shares, Special Environmental Escrow Shares or Adjustment

Company Escrow Shares, as applicable, equal to the quotient obtained by dividing the dollar amount of such cash (or in the case of other securities, the fair market value thereof) by the MCC Stock Price (determined as of the fourth Business Day preceding the date on which such proceeds (or other securities) are released in accordance with Section 4(g) hereof). The provisions of this Agreement shall otherwise apply mutatis mutandis to such proceeds (or other securities).

(m)

In no event shall the dollar amount of the General York Reserve and DLJ Reserve required to be maintained herein (plus the amounts referenced in clause (i)(B) of each of Section 5(a) and 5(c) or clause (B) of each of Section 5(b) and 5(d)), when considered together with (x) the dollar value of any Company Indemnity Escrow Shares released to MCC pursuant to Section 4 hereof (in each case valued at the MCC Stock Price applicable to such MCC Shares when released) and (y) the amount of the DLJ Indemnity Escrow Deposit either deducted from the amount deposited hereunder on the Maturity Date or released to MCC pursuant to Section 4 hereof, exceed the Indemnification Cap. In no event shall MCC be entitled to receive a release of any Company Indemnity Escrow Shares or any portion of the DLJ Indemnity Escrow Deposit to the extent such Company Indemnity Escrow Shares (valued at the MCC Stock Price applicable to such release) or such portion of the DLJ Indemnity Escrow Deposit together with (x) the dollar value of any Company Indemnity Escrow Shares released to MCC pursuant to Section 4 hereof (in each case valued at the MCC Stock Price applicable to such MCC Shares when released) and (y) the amount of the DLJ Indemnity Escrow Deposit either deducted from the amount deposited hereunder on the Maturity Date or released to MCC pursuant to Section 4 hereof, exceed the Indemnification Cap. The Escrow Agent shall have no obligation to monitor whether or not the Indemnification Cap has been exceeded at any time. At any such time as the sum of (x) the dollar value of the Company Indemnity Escrow Shares released to MCC pursuant to Section 4 hereof (in each case valued at the MCC Stock Price applicable to such MCC Shares when released) and (y) the amount of the DLJ Indemnity Escrow Deposit either deducted from the amount deposited hereunder on the Maturity Date or released to MCC pursuant to Section 4 hereof, equals the Indemnification Cap, then (A) MCC and the Stockholders’ Representative shall execute joint written directions to the Escrow Agent instructing the Escrow Agent to distribute the remaining General York Escrow Fund and General DLJ Escrow Fund then held by the Escrow Agent, and (B) the Escrow Agent shall release such remaining General York Escrow Fund and General DLJ Escrow Fund to the Indemnifying Company Stockholders and DLJ, respectively, as specified in such joint written instructions.

(n)	In no event shall any Special Environmental Escrow Shares (or any Company Indemnity Escrow Shares) be released with respect to Claims for Special Owned Site Environmental Liabilities to MCC hereunder to the extent such MCC Shares (valued at the MCC Stock Price applicable to such release) together with the dollar value of all MCC Shares released hereunder with respect to Claims for Special Owned Site Environmental Liabilities (in each case valued at the MCC Stock Price applicable to such MCC Shares when released), exceed the lesser of (x) 150% of the Estimated Remediation Expense and (y) $6,000,000 minus the dollar value of all MCC shares released to MCC pursuant to Section 4 hereof (such MCC Shares, in each case, valued at the MCC Stock Price applicable to such MCC Shares when released) and minus amounts paid to MCC by or withheld by MCC from DLJ pursuant to Section 4 hereof. At any such time as the sum of the dollar value of the Special Environmental Escrow Shares (or any Company Indemnity Escrow Shares) released hereunder with respect to Claims for Special Owned Site Environmental Liabilities (in each case valued at the MCC Stock Price applicable to such MCC Shares when released), equals 150% of the Estimated Remediation Expense or at any such time as the sum of the dollar value of the Special Environmental Escrow Shares (or any Company Indemnity Escrow Shares) released hereunder with respect to Claims for Special Owned Site Environmental Liabilities (in each case valued at the MCC Stock Price applicable to such MCC Shares when released), plus the value of all MCC Shares released to MCC pursuant to Section 4 hereof (such MCC Shares, in each case, valued at the MCC Stock Price applicable to such MCC Shares when released) and all amounts paid to MCC by or withheld by MCC from DLJ pursuant to Section 4 hereof, equals $6,000,000, then (A) MCC and the Stockholders’ Representative shall execute joint written directions to the Escrow Agent instructing the Escrow Agent to distribute the remainder of the Special Environmental Escrow Fund then held by the Escrow Agent, and (B) the Escrow Agent shall release such Special Environmental Escrow Fund, to the Indemnifying Company Stockholders as specified in such joint written instructions.

6. Escrow Account Statements. The Escrow Agent shall send statements to MCC and Stockholders’ Representative on a monthly basis reflecting activity in each of the Escrow Funds for the preceding month. In doing so, the Escrow Agent may provide a statement containing information regarding any deposits and release and a separate statement reflecting the investment detail, including the balance, purchases, sales, and interest postings.

7. Duties of Escrow Agent.

(a)	The duties of the Escrow Agent under this Agreement shall be entirely administrative and the Escrow Agent shall not be liable to any party hereto or to any other Person as a result of any action or omission taken or made by it in performing its duties hereunder, if taken in good faith, except for gross negligence, willful misconduct or fraud. MCC and Stockholders’ Representative shall jointly and severally indemnify, defend and hold harmless the Escrow Agent from and against and reimburse the Escrow Agent for any and all liability, costs and expenses the Escrow Agent may suffer or incur by reason of its execution and performance of this Agreement except to the extent caused by or arising out of Escrow Agent’s gross negligence, willful misconduct or fraud or except for a failure to comply with its obligation to keep the Escrow Fund in its custody (subject, however, to the terms and conditions of this Agreement); it being understood that as between MCC and the Stockholders’ Representative, each shall be responsible for 50% of any indemnification payable to the Escrow Agent. The Escrow Agent shall have no duties except those which are expressly set forth herein, and, except as otherwise expressly set forth herein, it shall not be bound by any notice of a claim, or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of this Agreement, unless in writing received by it and signed by the parties hereto and otherwise conforming to any requirements contained herein.

(b)	If the Escrow Agent shall find it necessary to consult with counsel of its own choosing in connection with this Agreement, the Escrow Agent shall not incur any liability for any action taken in good faith in accordance with such advice except to the extent caused by or arising out of Escrow Agent’s gross negligence, willful misconduct or fraud or except for a failure to comply with its obligation to keep the Escrow Funds in its custody (subject, however, to the terms and conditions of this Agreement). The foregoing indemnification shall survive termination of this Agreement.

(c)	Escrow Agent is not a party to, and is not bound by, any other agreements with the parties hereto regarding the subject matter of this Agreement. In the event that any of the terms and provisions of any other agreement (excluding any amendment to this Agreement) between any of the parties hereto, conflict or are inconsistent with any of the provisions of this Agreement, the terms and provisions of this Agreement shall govern and control in all respects.

(d)

The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between the other parties hereto, in connection herewith, including without limitation the Merger Agreement (except to the extent provisions thereof are expressly incorporated herein by reference). This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Agreement or any other agreement. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES WHICH RESULT FROM THE ESCROW AGENT’S FAILURE TO ACT IN ACCORDANCE WITH THE STANDARDS SET FORTH IN THIS AGREEMENT, OR (ii) SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(e)	The Escrow Agent shall have the right to perform any of its duties hereunder through agents, attorneys, custodians or nominees.

8. Compensation of Escrow Agent. The Escrow Agent shall be entitled to reasonable fees and reimbursement for reasonable out-of-pocket expenses including, but not by way of limitation, the reasonable fees and costs of attorneys or agents which it may find necessary to engage in performance of its duties hereunder, in accordance with the fee schedule attached hereto as Exhibit C; provided, however, that the Escrow Agent shall, to the extent practicable, give reasonable prior written notice of its intention to engage counsel to Stockholders’ Representative and MCC. Such fees and expenses shall, to the extent practicable, be paid in advance immediately prior to the Closing, one-half by MCC and one-half by the Company and the Chilean JV on behalf of the Company Stockholders and DLJ (with such portion being allocated proportionally to the Company and the Chilean JV as reasonably determined and agreed by the Stockholders’ Representative and DLJ). Any amounts payable after the Closing shall be invoiced on an annual basis and, in each case, shall be the joint and several obligation of MCC and the Stockholders’ Representative; it being understood that as between MCC and the Stockholders’ Representative, each shall be responsible for the payment of one-half of any such amounts. Escrow Agent may suspend its performance hereunder if its fees, expenses and indemnification claims are not timely paid in full.

9. Resignation; Disagreements.

(a)

The Escrow Agent may resign from all further duties and liabilities hereunder as escrow agent by giving to Stockholders’ Representative and MCC written notice of such resignation at least sixty (60) days prior to the proposed effective date of such resignation, or such shorter notice as Stockholders’ Representative and MCC may accept as sufficient. Stockholders’ Representative and MCC shall have the power by mutual agreement at any time to remove the Escrow Agent and to appoint a new escrow agent upon written notice to the Escrow Agent. In the event of the Escrow Agent’s resignation or removal as aforesaid, Stockholders’ Representative and MCC may appoint a new escrow agent, and, failing such appointment, the retiring escrow agent may apply to any court of competent jurisdiction in the State of New York for the appointment of a new escrow agent. Upon the appointment of a new escrow agent, the Escrow Agent shall transfer the Escrow Fund to such new escrow agent, and shall thereafter be relieved of all further obligations hereunder.

(b)	In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Funds or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to (i) interplead all of the assets held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or (ii) retain the Escrow Funds until Escrow Agent shall have received (A) a final non-appealable order of a court of competent jurisdiction directing delivery of the Escrow Funds, or (B) a written agreement executed by both Stockholders’ Representative and MCC hereto directing delivery of the Escrow Funds, in which event Escrow Agent shall release the Escrow Funds in accordance with such order or agreement. Any court order shall be accompanied by a legal opinion by counsel satisfactory to Escrow Agent to the effect that the order is final and non-appealable.

10. Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed given only if (i) delivered personally or (ii) sent by registered or certified mail, postage prepaid, or (iii) sent by an internationally recognized overnight courier service with next day delivery guaranteed and delivery charges prepaid, or (iv) sent by confirmed facsimile with the original to follow by first class mail, postage prepaid, as follows:

(i)	if to Stockholders’ Representative, to:

Diamond Castle Partners IV, L.P.

c/o Diamond Castle Holdings, LLC

280 Park Avenue

25th Floor, East Tower

New York, NY 10017

Telephone: (212) 300-1901

Facsimile: (212) 983-1234

Attention: Ari Benacerraf

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Facsimile: (212) 909-6836

Attention: Jonathan E. Levitsky

(ii)	if to MCC, to:

Multi-Color Corporation

4053 Clough Woods Drive

Batavia, Ohio 45103

Telecopy: (513) 345-1102

Attention: Nigel Vinecombe

with a required copy to:

Multi-Color Corporation

4053 Clough Woods Drive

Batavia, Ohio 45103

Telecopy: (513) 345-1102

Attention: Sharon E. Birkett

and:

Keating Muething & Klekamp PLL

One East Fourth Street

Suite 1400

Cincinnati, Ohio 45202

Telephone: (513) 639-3962

Facsimile: (513) 579-6457

Attention: Michael J. Moeddel

(iii)	If to Escrow Agent:

U.S. Bank National Association

Corporate Trust

425 Walnut Street, CN-OH-W6CT

Cincinnati, Ohio 45202

Telephone: (513) 632-2077

Facsimile: (513) 632-5511

Attention: Daniel A. Boyers

with a copy to:

U.S. Bank National Association, as Escrow Agent

FBO Diamond Castle Partners IV, L.P.

1555 N. Rivercenter Drive, Suite 302

Milwaukee, Wisconsin 53212

(iv)	If to DLJ:

DLJ South American Partners, L.P.

c/o DLJ South American Partners, LLC

Bouchard 547 – 13th Floor

1106ABG

Buenos Aires, Argentina

Telephone: (5411) 4312-3505

Facsimile: (5411) 4342-0096

Attention: Carlos Garcia

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Telephone: (212) 225-2000

Facsimile: (212) 225-3999

Attention: Michael A. Gerstenzang, Esq.

                  Dalmau García

(v)	if to any Indemnifying Company Stockholder, to the address set forth for such Indemnifying Company Stockholder on Exhibit A to this Agreement.

or to such other or additional address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, mailed or received by facsimile transmission; provided that any notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given to the Escrow Agent only upon Escrow Agent’s actual receipt thereof.

11. Tax Matters.

(a)	For U.S. federal income tax purposes, MCC, Stockholders’ Representative and the Escrow Agent agree to treat the Company Indemnity Escrow Shares, Special Indemnity Escrow Shares and Adjustment Company Escrow Shares as owned by the Indemnifying Company Stockholders and the DLJ Indemnity Escrow Deposit and DLJ Adjustment Escrow Deposit as owned by DLJ, in each case until such time as any Company Indemnity Escrow Shares, Special Indemnity Escrow Shares, Adjustment Company Escrow Shares, DLJ Indemnity Escrow Deposit or DLJ Adjustment Escrow Deposit are released to MCC under this Escrow Agreement, and to file all tax returns or reports on a basis consistent with such treatment. The Stockholders’ Representative shall provide the Escrow Agent with completed Forms W-8 or W-9, as applicable, of all Indemnifying Company Stockholders and DLJ.

(b)	To the extent the Escrow Agent is required to do so under applicable Law, the Escrow Agent shall (i) report to the Internal Revenue Service, on IRS Form 1099 or IRS Form 1042 (or other appropriate form), any earnings on the Escrow Funds and (ii) withhold all applicable taxes on any earnings on the Escrow Funds.

12. Amendment. No amendment or modification of this Agreement shall be effective unless in writing and signed by the MCC, the Stockholders’ Representative and the Escrow Agent. This Agreement may not be terminated except in a written document signed by the parties.

13. Parties in Interest; Assignment. This Agreement shall bind, benefit, and be enforceable by and against each party hereto and their successors, assigns, heirs and personal representatives. Except as otherwise expressly authorized herein or in the Merger Agreement, no party shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of the other parties; provided however, MCC may assign its rights hereunder to any permitted assignee of any of MCC’s rights under the Merger Agreement and such transferee shall be subject to MCC’s obligations hereunder. No assignment or transfer permitted hereunder shall relieve or release any such transferor from any liability or obligation hereunder. Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

14. No Waivers. No waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of the same or any other right, power or remedy.

15. Entire Agreement. This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

16. Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions of this Agreement shall not be affected thereby and shall be enforceable without regard thereto.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original of this Agreement, and it shall not be necessary in making proof of this Agreement to produce or account for more than one original counterpart of this Agreement. Facsimile signatures shall be treated as original signatures and shall be binding upon the parties.

18. Governing Law; etc. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that state, without regard to the conflicts of laws principles thereof to the extent the same would require the application of the laws of another jurisdiction. The parties agree that any Actions seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or the Chancery Court of the State of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10 shall be deemed effective service of process on such party.

19. WAIVER OF JURY. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

EXECUTION VERSION

The parties have executed, or caused their duly authorized representatives to execute, this Escrow Agreement on the date first written above.

MULTI-COLOR CORPORATION

By:	/s/ MARY T. FETCH
Name:	Mary T. Fetch
Title:	Vice President, Corporate Controller and Treasurer

DIAMOND CASTLE PARTNERS IV, L.P.,
As Stockholders’ Representative

By:	DCP IV GP, L.P., its general partner

By:	DCP IV GP-GP, LLC, its general partner

By:	/s/ ARI J. BENACERRAF
Name:	Ari J. Benacerraf
Title:	Authorized Person

U.S. BANK, NATIONAL ASSOCIATION

By:	/s/ DAN BOYERS
Name:	Dan Boyers
Title:	Assistant Vice President

EXECUTION VERSION

EXHIBIT A

Schedule of Stockholders

[Exhibit intentionally omitted]

EXHIBIT B

ACCOUNT INFORMATION

[Exhibit intentionally omitted]

EXHIBIT C

Escrow Agent Fees

[Exhibit intentionally omitted]